      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1999


                                                      REGISTRATION NO. 333-78265

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                 POST-EFFECTIVE


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                          SANTA FE SNYDER CORPORATION
                              SFS CAPITAL TRUST I
                              SFS CAPITAL TRUST II
             (Exact name of registrant as specified in its charter)


                   DELAWARE                                      36-2722169
                   DELAWARE                                      76-6105988
                   DELAWARE                                      76-6105989
(State or other jurisdiction of incorporation       (I.R.S. Employer Identification No.)
               or organization)

                 840 GESSNER                                   DAVID L. HICKS
                  SUITE 1400                       VICE PRESIDENT-LAW AND GENERAL COUNSEL
             HOUSTON, TEXAS 77024                               840 GESSNER
                (713) 507-5000                                   SUITE 1400
                                                            HOUSTON, TEXAS 77024
                                                               (713) 507-5000
 (Address, including zip code, and telephone      (Name, address, including zip code, and
              number, including                              telephone number,
area code, of registrant's principal executive   including area code, of agent for service)
                   offices)


                             ---------------------
                                   Copies to:

                               G. MICHAEL O'LEARY
                             ANDREWS & KURTH L.L.P.
                             600 TRAVIS, SUITE 4200
                              HOUSTON, TEXAS 77002
                                 (713) 220-4200

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement, as determined in light of market conditions and other factors.
                             ---------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]


     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                                  $500,000,000

                          SANTA FE SNYDER CORPORATION
                                DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK

                              SFS CAPITAL TRUST I
                              SFS CAPITAL TRUST II
                           TRUST PREFERRED SECURITIES
                   GUARANTEED BY SANTA FE SNYDER CORPORATION

     Santa Fe Snyder Corporation may offer and sell in one or more offerings:

     - unsecured debt securities consisting of senior notes and debentures and subordinated notes and debentures and/or other unsecured evidences of indebtedness in one or more series;

     - shares of preferred stock, in one or more series, which may be convertible or exchangeable for common stock or debt securities; and

     - shares of common stock.

     SFS Capital Trust I and SFS Capital Trust II, each a wholly owned subsidiary of Santa Fe Snyder Corporation, may offer and sell in one or more offerings:

     - trust preferred securities representing undivided beneficial interests in the assets of each trust. As described in this document, Santa Fe Snyder will provide a limited guarantee of the payment by each trust of distributions on the trust preferred securities and the payment upon liquidation and redemption.

     The aggregate initial offering price of the securities that we offer will not exceed $500,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings.

     We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

     Santa Fe Snyder's common stock is listed for trading on the New York Stock Exchange under the symbol "SFS".

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                 July   , 1999.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each of those documents.

                               TABLE OF CONTENTS


About This Prospectus.......................................    1
Where You Can Find More Information.........................    1
Forward-Looking Statements..................................    2
Santa Fe Snyder Corporation.................................    2
The Trusts..................................................    2
Use of Proceeds.............................................    3
Ratio of Earnings to Fixed Charges..........................    4
Plan of Distribution........................................    4
Description of Debt Securities..............................    5
Description of Equity Securities............................   16
Description of Trust Preferred Securities...................   20
Description of Trust Preferred Securities Guarantees........   21
Relationship Among the Trust Preferred Securities, the
  Subordinated Debt Securities and the Guarantees...........   24
Legal Opinions..............................................   25
Experts.....................................................   25

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell different types of securities described in this prospectus in one or more offerings up to a total offering amount of $500 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     In this prospectus references to "Santa Fe Snyder," "we," "us" and "our" mean Santa Fe Snyder Corporation.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the Internet or at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:


     - Snyder Oil Corporation's Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998 as amended by Amendment No. 2 filed on April 30, 1999;


     - Santa Fe Energy Resources, Inc.'s Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998;


     - Santa Fe Synder Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;



     - Santa Fe Snyder Corporation's Current Report on Form 8-K filed on May 6, 1999 announcing the consummation of the merger of Snyder Oil Corporation with and into Santa Fe Energy Resources, Inc.;



     - Santa Fe Snyder Corporation's Current Report on Form 8-K/A filed on May 24, 1999 containing pro forma financial information giving effect to the merger;



     - Santa Fe Snyder Corporation's Current Report on Form 8-K filed on June 15, 1999 announcing the commencement of an offering of $125 million aggregate principal amount of 8.05% Senior Notes due 2004;



     - Santa Fe Snyder Corporation's Current Report on Form 8-K filed on July 8, 1999 containing interim financial information as of March 31, 1999 regarding Snyder Oil Corporation; and



     - the descriptions of our common stock and preferred stock contained in our registration statements on Form S-2 (File No. 33-32831) filed on February 21, 1990 and on Form 8-A filed February 28, 1997, as amended by Form 8-A/A filed on May 11, 1999.


     You may request a copy of these filings, at no cost, by writing or calling us at the following address:


           Rodney Waller

           Investor Relations
           Santa Fe Snyder Corporation

           840 Gessner, Suite 1400


           Houston, Texas 77024

           (713) 507-5315

                           FORWARD-LOOKING STATEMENTS

     Some of the information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference contain forward-looking statements. Such statements use forward-looking words such as "anticipate," "believe," "expect," "may," "project," "will" or other similar words and discuss "forward-looking" information including the following:

     - estimated production levels;

     - anticipated capital expenditures;

     - future cash flows and borrowings;

     - pursuit of potential future acquisition opportunities; and

     - sources of funding for exploration.


     These forward-looking statements are based on assumptions that we believe are reasonable, but they are open to a wide range of uncertainties and business risks. Factors that could cause actual results to differ materially from those anticipated are discussed in our periodic filings with the SEC, including Santa Fe Energy Resources, Inc.'s Annual Report on Form 10-K/A for the year ended December 31, 1998, Snyder Oil Corporation's Annual Report on Form 10-K/A for the year ended December 31, 1998, and Santa Fe Snyder Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999.


     When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this document, any prospectus supplement and the documents we have incorporated by reference. We will not update these forward-looking statements unless the securities laws require us to do so.

                          SANTA FE SNYDER CORPORATION

     Santa Fe Snyder Corporation was created on May 5, 1999 through the combination by merger of Snyder Oil Corporation with and into Santa Fe Energy Resources, Inc. Santa Fe Snyder is a large independent oil and natural gas exploration and production company with operations in the United States, Southeast Asia, South America and West Africa. On a pro forma combined basis, as of January 1, 1999, we had estimated proved reserves of 315 million barrels of oil equivalent, with 65% domestic reserves and 35% international reserves. 60% of our estimated proved reserves are oil and 40% are natural gas. Our combined production for 1999 is estimated to be 105,000 barrels of oil equivalent per day, with 55% of the combined production natural gas and 70% domestic.


     Our principal executive offices are located at 840 Gessner, Suite 1400, Houston, Texas 77024, and our telephone number is (713) 507-5000.


                                   THE TRUSTS


     Each of SFS Capital Trust I and SFS Capital Trust II is a statutory business trust created under Delaware law through the filing of a certificate of trust with the Delaware Secretary of State. Each trust's business is defined in a declaration of trust which was executed by Santa Fe Snyder, as sponsor for each of the trusts, and the trustees, as defined below, for each of the trusts. Each declaration will be amended and restated before any sale by that trust of trust preferred securities. Each declaration will also be qualified as an indenture under the Trust Indenture Act of 1939, as amended. Each trust exists for the exclusive purposes of:


     - issuing and selling the trust preferred securities and the trust common securities;

     - investing the gross proceeds from the sale of the trust preferred securities in subordinated debt securities issued by Santa Fe Snyder; and

     - engaging in only those other activities necessary or incidental to these purposes.

     Santa Fe Snyder will, directly or indirectly, acquire trust common securities in an aggregate liquidation amount equal to 3% of the total capital of each of the trusts.

     Each trust's business and affairs will be conducted by its trustees. A majority of the trustees of each trust will be administrative trustees and will be persons who are employees or officers of or affiliated with Santa Fe Snyder. One trustee of each trust will be a financial institution that will be unaffiliated with Santa Fe Snyder and that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, as described in the applicable prospectus supplement. In addition, unless the property trustees maintain a principal place of business in the State of Delaware, and otherwise meet the requirements of applicable law, one trustee of each trust, the Delaware trustee, will have its principal place of business or reside in the State of Delaware. The administrative trustees and the property trustees, together with the Delaware trustee, are referred to in this document as the trustees. Each trust's business and affairs will be conducted by the trustees appointed by Santa Fe Snyder, as the direct or indirect holder of all the trust common securities. Except in limited circumstances, Santa Fe Snyder as the holder of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of a trust. The declaration of each trust will govern the duties and obligations of the trustees. Santa Fe Snyder will pay all fees and expenses related to the trusts and the offering of trust securities, the payment of which will be guaranteed by Santa Fe Snyder.


     The office of the Delaware trustee for each trust in the State of Delaware is White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of each trust is c/o Santa Fe Snyder Corporation, 840 Gessner, Suite 1400, Houston, Texas 77024, and its telephone number is (713) 507-5000.


                                USE OF PROCEEDS

     We intend to use the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for the repayment of debt and for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include the repayment of existing indebtedness, additions to working capital, capital expenditures or the financing of possible acquisitions, including acquisitions of onshore and offshore oil and natural gas properties.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends of Santa Fe Energy Resources, Inc., the predecessor of Santa Fe Snyder Corporation, for the periods indicated. Santa Fe Snyder was created by merger of Snyder Oil Corporation with and into Santa Fe Energy Resources on May 5, 1999. The applicable ratios for the combined entity will be set forth in the applicable prospectus supplement.

                                                         SANTA FE ENERGY RESOURCES
                                              ------------------------------------------------
                                              THREE MONTHS
                                                  ENDED
                                                MARCH 31,         YEARS ENDED DECEMBER 31,
                                              -------------   --------------------------------
                                              1999    1998    1998   1997   1996   1995   1994
                                              -----   -----   ----   ----   ----   ----   ----
Earnings to Fixed Charges...................   (a)     (a)    (a)    4.7    2.3    2.1    1.8
Earnings to Combined Fixed Charges and
  Preferred Stock Dividends.................   (b)     (b)    (b)    2.6    (b)    1.3    1.2

---------------

(a) Earnings during the three months ended March 31, 1999 and 1998 and the year 1998 were insufficient to cover fixed charges (excluding dividends on preferred stock) by $18 million, $6.3 million and $167.3 million, respectively.

(b) Earnings during the three months ended March 31, 1999 and 1998 and the years 1998 and 1996 were insufficient to cover combined fixed charges and preferred stock dividends by $18 million, $6.3 million, $167.3 million and $12.7 million, respectively. In the second quarter of 1997, Santa Fe converted the remaining 1.2 million outstanding shares of Convertible Preferred Stock, Series 7%, into 2.3 million shares of common stock. Also in the second quarter of 1997, Santa Fe converted all 10.7 million of its $.732 Series A Convertible Preferred Stock into 9.1 million shares of common stock.

     For the purpose of computing the ratio of earnings to fixed charges, earnings means:

     - income from continuing operations before income taxes;

     - plus fixed charges;

     - plus amortization of capitalized interest; and

     - less capitalized interest.

     Fixed charges means the sum of the following:

     - interest, including capitalized interest, on all indebtedness; and

     - amortization of debt discount.

                              PLAN OF DISTRIBUTION

     We may sell our securities through agents, underwriters or dealers, directly to purchasers.

     We may designate agents to solicit offers to purchase our securities.

     - We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

     - Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

     - Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of our securities that they offer or sell.

     We may use an underwriter or underwriters in the offer or sale of our securities.

     - If we use an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of our securities.

     - We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

     - The underwriters will use our prospectus supplement to sell our securities.

     We may use a dealer to sell our securities.

     - If we use a dealer, we, as principal, will sell our securities to the dealer.

     - The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

     - We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

     We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

     We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

     - If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

     - These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

     - We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

                         DESCRIPTION OF DEBT SECURITIES

     Any debt securities we offer will be our direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures between us and The Bank of New York, as trustee. Senior debt securities will be issued under a "senior indenture" and subordinated debt securities will be issued under a "subordinated indenture." Together the senior indenture and the subordinated indenture are called "indentures."

     We have summarized selected provisions of the indentures below. The following description is a summary of the material provisions of the indentures. It does not restate those agreements in their entirety. We urge you to read each of the indentures because each one, and not this description, defines your rights as holders of the debt securities. The forms of each of the indentures have been filed as exhibits to the registration statement.

GENERAL

     The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt securities.

     If SFS Capital Trust I or SFS Capital Trust II issue trust preferred securities, Santa Fe Snyder will also issue subordinated debt securities to SFS Capital Trust I or SFS Capital Trust II or a trustee of either trust. If the trusts are subsequently dissolved upon the occurrence of the events described in the prospectus supplement relating to the trust preferred securities, the trusts or trustees may distribute these subordinated debt securities ratably to the holders of trust preferred securities.


     A prospectus supplement and a supplemental indenture, board resolution or officers certificate relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:


     - the title and type of the debt securities;

     - the total principal amount of the debt securities;

     - the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

     - the dates on which the principal of the debt securities will be payable;

     - the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

     - the form of the subordinated debt securities Santa Fe Snyder will issue to the trusts or a trustee if the trusts issue trust preferred securities;

     - in the case of subordinated debt securities issued to the trusts or trustees, the right to extend payment periods and the duration of that extension;

     - any optional redemption periods;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

     - any changes to or additional events of defaults or covenants;

     - any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

     - restrictions on the declaration of dividends or requiring the maintenance of any asset ratio or the creation or maintenance of reserves; and

     - any other terms of the debt securities.

     None of the indentures limits the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

     Debt securities of a series may be issued in registered, bearer, coupon or global form.

DENOMINATIONS

     The prospectus supplement for each issuance of debt securities will state whether the securities will be issued in registered form of $1,000 each or multiples thereof or bearer form of $5,000 each.

SUBORDINATION

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt securities. The subordinated indenture provides that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

     - of any insolvency, bankruptcy or similar proceeding involving us or our property, or

     - we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.

     The subordinated indenture will not limit the amount of senior debt that we may incur.

     Senior debt includes all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, not expressly subordinate or junior in right of payment to any of our other indebtedness.


MODIFICATION OF INDENTURES


     Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

EVENTS OF DEFAULT

     "Event of default" when used in an indenture, will mean any of the following:

     - failure to pay the principal of or any premium on any debt security when due;

     - failure to deposit any sinking fund payment when due;

     - failure to pay interest on any debt security for 60 days;

     - failure to perform any other covenant in the indenture that continues for 90 days after being given written notice;

     - certain events in bankruptcy, insolvency or reorganization of Santa Fe Snyder; or

     - any other event of default included in any indenture or supplemental indenture.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

     If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

COVENANTS

     Under the indentures, we will:

     - pay the principal of, and interest and any premium on, the debt securities when due;

     - maintain a place of payment;

     - deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

     - deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

     If the trusts issue trust preferred securities and Santa Fe Snyder issues subordinated debt securities to the trust or a trust in connection with the issuance of the trust preferred securities and (1) an event of default as defined herein has occurred, (2) Santa Fe Snyder is in default with respect to its payment of any obligations under the related trust guarantee or the guarantee of the trust common securities or (3) Santa Fe Snyder has given notice of its election to defer payments of interest on these subordinated debt securities by extending the interest payment period as provided in the indenture governing these subordinated debt securities, and this interest payment period, or any extension of this interest payment period, is continuing, Santa Fe Snyder will be subject to restrictions regarding

     - the declaration of payment of dividends on, and the making of guarantee payments with respect to, any of its capital stock; and

     - the making of any payment of interest, principal or premium, if any, on or the repayment, repurchase or redemption of debt securities including guarantees issued by Santa Fe Snyder which rank equally with or junior to these subordinated debt securities.

     These restrictions will be described in more detail in the prospectus supplement relating to these subordinated debt securities.

     If the trusts issue trust preferred securities and Santa Fe Snyder issues subordinated debt securities to the trust or a trustee in connection with the issuance of the trust preferred securities, for so long as the trust preferred securities remain outstanding, Santa Fe Snyder will covenant in the declaration of the trusts, the related guarantees or the indenture governing these subordinated debt securities:

     - To directly or indirectly maintain 100% ownership of the common securities of each trust; provided, however, that any permitted successor under the indenture governing the subordinated debt securities may succeed to Santa Fe Snyder's ownership of the trust common securities; and

     - Not to voluntarily terminate, wind-up or liquidate either SFS Capital Trust I or SFS Capital Trust II, except in connection with

      -- the distribution of subordinated debt securities to the holders of trust preferred securities in liquidation of either trust;

      -- the redemption of all trust preferred securities of either trust; or

      -- mergers, consolidations or amalgamations permitted by the declaration of either trust.

     Santa Fe Snyder will also covenant to use its commercially reasonable efforts, consistent with the terms and provisions of the declaration of either trust, to cause each trust to remain classified as a grantor trust and not taxable as a corporation for U.S. federal income tax purposes.


CERTAIN COVENANTS OF THE SENIOR INDENTURE



     The senior indenture will not limit the amount of indebtedness or other obligations that we may incur and will not contain provisions that would give you as a holder of senior debt securities the right to require us to repurchase your senior debt securities in the event of a decline in the credit rating of our debt securities or upon a change of control. The senior indenture will contain covenants including, among others, the following:



          Limitation on Liens. We will not, and will not permit any of our Subsidiaries (as defined below) to, issue, create assume or guarantee any indebtedness for borrowed money secured by a lien upon any of our Principal Property (as defined below) or the Principal Property of any Subsidiary or upon any shares of stock or indebtedness of any Subsidiary that owns or leases any Principal Property (whether the Principal Property, shares of stock or indebtedness is now existing or owned or subsequently created or acquired) without effectively providing that the senior debt securities will be secured equally and ratably with such secured debt until such time as such debt is no longer secured by a lien.



          The foregoing restriction will not require us to secure the senior debt securities if the liens consist of either Permitted Liens (as defined below) or if the indebtedness secured by these liens is Exempted Indebtedness (as described below).



          Limitation on Sale and Leaseback Transactions. We will not, and will not permit any of our Subsidiaries to, enter into any Sale and Leaseback Transaction (as defined below) with respect to any Principal Property unless:



        - we or our Subsidiary, as the case may be, would be entitled, pursuant to the provisions of the senior indenture, to incur indebtedness secured by a lien on the Principal Property involved in such transaction at least equal in amount to the Attributable Indebtedness (as defined below) with respect to that Sale and Leaseback Transaction without equally and ratably securing the senior debt securities pursuant to the covenant described above in "-- Limitation on Liens";



        - within twelve months after the effective date of such transaction, we apply an amount equal to the Attributable Indebtedness with respect to such Sale and Leaseback Transaction either (1) to the voluntary defeasance or retirement of the senior debt securities or other debt for borrowed money of ours or any of our Subsidiaries that matures more than one year after the creation of such debt or (2) to the acquisition, construction, development or improvement of any property used or to be used in our business.



          Exempted Indebtedness. Notwithstanding the foregoing limitations on liens and Sale and Leaseback Transactions, we and our Subsidiaries may issue, incur, create, assume, or guarantee indebtedness secured by a lien (other than a Permitted Lien) without securing the senior debt securities, or may enter into Sale and Leaseback Transactions without complying with the preceding paragraph, or enter into a combination of such transactions, if the sum of the aggregate principal amount of all such indebtedness and the Attributable Indebtedness of all such Sale and Leaseback Transactions then in existence, in each case not otherwise permitted in the preceding three paragraphs, does not at the time incurred exceed 10% of our Consolidated Net Tangible Assets.



     CERTAIN DEFINITIONS. As used in the foregoing description of certain covenants by which we are bound pursuant to the senior indenture, the following terms have the following meanings:



     Attributable Indebtedness means with respect to a Sale and Leaseback Transaction involving a Principal Property, at the time of determination, the lesser of:



     - the fair market value of such Principal Property (as determined in good faith by our Board of Directors);



     - the present value of the total net amount of rent required to be paid under such lease involved in such Sale and Leaseback Transaction during the remaining term thereof (including any renewal term exercisable at the lessee's option or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the notes of each series outstanding pursuant to the senior indenture compounded semi-annually; or

     - if the obligation with respect to the Sale and Leaseback Transaction constitutes an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles, the amount equal to the capitalized amount of such obligation determined in accordance with generally accepted accounting principles and included in the financial statements of the lessee.



For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.



     Consolidated Net Tangible Assets means the aggregate amount of assets included on our most recent quarterly or annual consolidated balance sheet less applicable reserves reflected in such balance sheet, after deducting in accordance with generally accepted accounting principles:



     - all current liabilities reflected in such balance sheet; and



     - all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles reflected in such balance sheet.



     Permitted Liens include:



     - liens existing at the date of the initial issuance of the senior debt securities;



     - liens on property, shares of stock, indebtedness or other assets of any person existing at the time such person is merged into or consolidated with us or any of our Subsidiaries, provided that such liens are not incurred in anticipation of such person becoming a Subsidiary or liens existing at the time of a sale, lease or other disposition of the properties of a person as an entirety or substantially as an entirety to us or any of our Subsidiaries;



     - liens on property, shares of stock, indebtedness or other assets existing at the time of acquisition thereof by us or any of our Subsidiaries, or liens thereon to secure the payment of all or any part of the purchase price thereof;



     - liens on property, shares of stock, indebtedness or other assets to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 24 months after, the latest of the acquisition thereof, or, in the case of property, the completion of construction, the completion of development or improvements or the commencement of commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such development or improvements;



     - liens to secure indebtedness owing to us or our Subsidiaries;



     - liens on property to secure all or part of the cost of exploration, drilling, or development of the property or all or any portion of the cost of acquiring, constructing, altering, improving, developing or repairing any property or asset, or improvements used in connection with that property or liens incurred by us or any of our Subsidiaries to provide funds for any such activities;



     - liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing, developing or improving the property subject to such liens;

     - liens on any property to secure bonds for the construction, installation or financing of pollution control or abatement facilities, or other forms of industrial revenue bond financing, or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality thereof;



     - liens in respect of Production Payments and Reserve Sales and liens deemed to exist by reason of negative pledges in respect of indebtedness; and



     - liens to secure any refinancing, refunding, extension, renewal or replacement of any lien referred to in the bullet points above; provided, however, that any liens permitted by the terms set forth under any of such bullet points shall not extend to or cover any property of ours or of any of our Subsidiaries, as the case may be, other than the property specified in such clauses and improvements thereto or proceeds therefrom.



     Principal Property means any property interest in oil and gas reserves owned by us or any of our Subsidiaries and which, as of the time of such determination, is capable of producing crude oil, condensate, natural gas, natural gas liquids or other similar hydrocarbon substances in commercial quantities. Without limitation, the term Principal Property does not include:



     - accounts receivable and other obligations of any obligor under a contract for the sale, exploration, production, drilling, development, processing or transportation of crude oil, condensate, natural gas, natural gas liquids or similar hydrocarbon substances by us or any of our Subsidiaries, and all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character supporting or securing payment of such receivables or obligations; or



     - the production or any proceeds from production of crude oil, condensate, natural gas, natural gas liquids or similar hydrocarbon substances.



     Production Payments and Reserve Sales means the grant or transfer by us or any of our Subsidiaries to any person of a royalty, overriding royalty, net profits interest, production payment (whether volumetric or dollar denominated), partnership or other interest in oil and gas properties, reserves or the right to receive all or a portion of the production or the proceeds from the sale of production attributable to such properties.



     Sale and Leaseback Transaction means any arrangement with any person providing for the leasing by us or any of our Subsidiaries of any Principal Property, which property has been or is to be sold or transferred by us or such Subsidiary to such person, other than:



     - any such transaction involving a lease for a term of not more than three years;



     - any such transaction between us and any of our Subsidiaries or between any of our Subsidiaries; or



     - any such transaction executed by the time of or within one year after the latest of the acquisition, the completion of construction, development or improvement or the commencement of commercial operation of such Principal Property.



     Subsidiary of any person means:



     - any other person in which such person or one or more of the Subsidiaries of that person or a combination thereof has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity, and



     - any person of which more than 50% of the outstanding voting stock, at the time of such determination, is owned or controlled, directly or indirectly, by any person or one or more of the Subsidiaries of that person or a combination thereof.



     For purposes of this definition, voting stock means capital stock of the class or classes which under ordinary circumstances has voting power to elect the board of directors or equivalent governing body of such person, provided that capital stock that carries only the right to vote conditionally upon the occurrence of an event shall not constitute voting stock whether or not such event shall have occurred.



MERGER, AMALGAMATION, CONSOLIDATION AND SALE OF ASSETS



     GENERAL. Each indenture generally permits a consolidation or merger between us and another corporation or other entity. They also permit the sale by us of all or substantially all of our property and assets. If this occurs, the remaining or acquiring corporation or other entity will assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other corporation or other entity or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring corporation or other entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor corporation or other entity may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board or any of our officers may be done by the board or officers of the successor corporation or other entity. If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities.



     SENIOR INDENTURE. The senior indenture provides that we will not merge, amalgamate or consolidate with or into any other entity or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of our property or assets to any person, whether in a single or series of related transactions, unless:



     - either we are the surviving entity or the surviving entity:



      -- is an entity organized under the laws of the United States, a state thereof or the District of Columbia, or Canada or a province thereof; and



      -- expressly assumes by supplemental indenture satisfactory to the trustee, the due and punctual payment of the principal of, premium, if any, and interest on all of the senior debt securities, according to their tenor and the due and punctual performance and observance of all the other covenants and conditions of the senior indenture to be performed by us;



     - immediately before and after giving effect to such transaction or series of transactions, no default or event of default has occurred and is continuing; and



     - we have delivered to the trustee an officer's certificate and opinion of counsel, each stating that:



      -- such consolidation, amalgamation, merger or other disposition, and if a supplemental indenture is required, the supplemental indenture, comply with the conditions set forth above; and



      -- all other conditions precedent to such transaction have been complied with.



     In addition, we may also sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of our property to an Eligible Partnership if such transaction satisfies the conditions set forth in the second and third bullet points in the paragraph above, and:



     - the Eligible Partnership expressly assumes, jointly and severally with us, by supplemental indenture satisfactory to the trustee, the due and punctual payment of principal of, premium, if any, and interest on all the senior debt securities, according to their tenor;



     - the Eligible Partnership expressly assumes jointly and severally with us by supplemental indenture the due and punctual performance and observance of all the covenants and conditions of the senior indenture to be performed by us; and



     - our board of directors determines that the transaction is not adverse in any material respect to the interests of the holders of the senior debt securities as evidenced by a board resolution delivered to the trustee.

     In the event of any such transaction, we and the Eligible Partnership will for all purposes of any series of senior debt securities under the senior indenture be considered to be one and the same person.



     Eligible Partnership means a limited partnership or limited liability company organized under the laws of the United States, a state thereof or the District of Columbia or Canada or a province thereof, and all the outstanding interests of which are owned directly or indirectly by us or our subsidiaries and to which all or substantially all of our assets have been transferred in accordance with the covenant described above.



SINKING FUND



     Except as provided in the applicable prospectus supplement, the senior debt securities will not be redeemable prior to maturity. The senior debt securities will not provide for any sinking fund.



SAME-DAY PAYMENT



     Santa Fe Snyder will pay principal, interest and any premium on fully registered securities at designated places. Unless otherwise specified in a prospectus supplement, we will make payment by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement.



     The senior indenture requires that payment in respect of the senior debt securities be made by wire transfer of immediately available funds to the accounts specified by the holders of the senior debt securities. If no such account is specified, payment shall be made by mailing a check to the holder's registered address.



TRANSFER


     We will maintain a corporate trust office of the trustee or another office or agency for the purpose of transferring or exchanging fully registered securities, without the payment of any service charge except for any tax or governmental charge imposed in connection with that transfer or exchange.


     The senior debt securities will be issued in registered form and will be transferrable only upon the surrender of the senior debt securities being transferred for registration of transfer.



CONCERNING THE TRUSTEE



     The Bank of New York will serve as trustee under the senior indenture. We have appointed the trustee to serve as the paying agent and registrar for the senior debt securities. We may have banking relationships in the ordinary course of business with the trustee.


GLOBAL SECURITIES


     We may issue one or more series of the debt securities as permanent global debt securities deposited with a depositary. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depository Trust Company acts as depositary.


     Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

     Ownership of beneficial interests in a global debt security is limited to participants that have accounts with DTC or its nominee, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

     We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.


     Neither we, any trustee nor any of our respective agents, will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests. Neither we or any of our agents nor the trustee or any of its agents shall be liable for any delay by DTC or its nominee or its participants in identifying the beneficial owners, and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC or such nominee or participants for all purposes.


     A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Exchange Act;

     - we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

     - there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

     Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and integral multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

     Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

     We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.


DISCHARGE AND DEFEASANCE



     We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. In addition, we will be released from our obligations to comply with the covenant in the indentures to provide reports and from restrictions in the indentures on our ability to merge, consolidate or sell all or substantially all of our assets and on our ability to cease our existence, and the limitations in the indentures on liens and sale and leaseback transactions with respect to securities of any series if we irrevocably deposit with the trustee, in trust, cash or government securities to pay the principal, interest, premium, if any, and any other sums due to the stated maturity date or applicable redemption date of the securities of such series and we comply with certain other conditions. If this happens, our failure to comply with the covenants described in the preceding sentence will not constitute a default or event of default in respect of the securities of such series.



     Under Federal income tax law as of the date of this prospectus, a discharge described in the preceding paragraph may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors should seek tax advice to determine their particular consequences of a discharge, including the applicability and effect of tax laws other than the Federal income tax law.



     In addition, we may terminate our obligations under the securities of any series, other than our obligation to pay the principal of, premium, if any and accrued and unpaid interest on such securities of any series and certain other obligations, provided that (a) we either



     (1) deliver all outstanding securities (other than securities for which payment amounts have been deposited with the trustee as described in the second preceding paragraph) to the trustee for cancellation; or



     (2) all such securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year, and in the case of this clause (2) we have deposited with the trustee in trust an amount of money sufficient to pay and disclose the entire indebtedness as such securities, including interest to the stated maturity or applicable redemption date; and



(b) in the case of either clause (a)(1) or (a)(2) above, we comply with any additional conditions specified to be applicable with respect to the covenant defeasance of the securities of such series.


MEETINGS

     Each indenture contains provisions describing how meetings of the holders of debt securities of a series may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 10% in principal amount of the outstanding debt securities of a series. A notice of the meeting must always be given in the manner described under "-- Notices" below. Generally speaking, except for any consent that must be given by all holders of a series as described under "-- Modification of Indentures" above, any resolution presented at a meeting of the holders of a series of debt securities may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of outstanding debt securities of a series. In that case, the holders of outstanding debt securities of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of debt securities of any series in accordance with the applicable indenture will be binding on all holders of debt securities of that series and any related coupons, unless, as discussed in "-- Modification of Indentures" above, the action is only effective against holders that have approved it. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding debt securities of a series.

GOVERNING LAW


     Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.


NOTICES

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

                        DESCRIPTION OF EQUITY SECURITIES

GENERAL


     As of the date of this prospectus, Santa Fe Snyder is authorized to issue up to 350,000,000 shares of capital stock, including up to 300,000,000 shares of common stock, par value $.01 per share, and up to 50,000,000 shares of preferred stock, par value $.01 per share. As of June 30, 1999, we had 170,996,985 shares of common stock and no shares of preferred stock outstanding. The number of shares of common stock outstanding does not give effect to adjustments for fractional shares resulting from the conversion of shares of common stock of Snyder Oil Corporation into Santa Fe Snyder shares in the merger of Snyder into Santa Fe Energy Resources. As of that date, we also had approximately 14,275,464 shares of common stock reserved for issuance upon exercise of options or in connection with other awards outstanding under various employee or director incentive, compensation and option plans. In addition, as of that date we had 3,000,000 shares of preferred stock authorized for issuance as Series A Junior Participating Preferred Stock under the rights agreement of Santa Fe Snyder. For a description of the rights agreement, see "-- Stockholder Rights Agreement" on page 18 of this prospectus.


     The following is a summary of the key terms and provisions of Santa Fe Snyder's equity securities. You should refer to the applicable provisions of our Restated Certificate of Incorporation, Bylaws, the

Delaware General Corporation Law and the documents we have incorporated by reference for a complete statement of the terms and rights of our capital stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Santa Fe Snyder is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law (the DGCL). Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to such date, either the business combination or such transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or, within three years, did own, 15% or more of the corporation's outstanding voting stock.

LIMITATION ON CHANGES IN CONTROL

     Certain of the above provisions of Santa Fe Snyder's Restated Certificate of Incorporation and By-Laws and the provisions of Section 203 of the DGCL could have the effect of delaying, deferring or preventing a change in control of Santa Fe Snyder or the removal of existing management or deterring potential acquirors from making an offer to stockholders of Santa Fe Snyder. This could be the case notwithstanding that a majority of the stockholders might benefit from such a change in control or offer. In addition, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of common stock.

PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

     Santa Fe Snyder's Restated Certificate of Incorporation provides that stockholders may not act by written consent in lieu of a meeting. The Restated Certificate of Incorporation further provides that the number of directors will not be fewer than three nor more than 15. It also provides for a classified board of directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting for the election of directors after the annual meeting at which that class was elected. An amendment to the Restated Certificate of Incorporation relating to the composition and classification of the board of directors, an amendment of the Santa Fe Snyder bylaws, the issuance of rights to purchase Santa Fe Snyder capital stock and limitations on the liability of directors, requires the vote of at least 80% of the stockholders entitled to vote in an election of directors, voting together as a single class.

COMMON STOCK

     The holders of common stock of Santa Fe Snyder are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Cumulative voting rights are denied. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends as they may be declared by the board of directors of Santa Fe Snyder out of funds legally available for dividends. In the event of a liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

     Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable or entitled to the benefits of any sinking fund. All of the outstanding shares of common stock are, and any additional common stock issued will be, duly authorized, validly issued, fully paid and nonassessable. First Chicago Trust Company of New York is the transfer agent and registrar for the common stock.


     Santa Fe Snyder's outstanding shares of common stock are listed on the New York Stock Exchange under the symbol "SFS". Any additional common stock issued will also be listed on the NYSE.

PREFERRED STOCK

     Santa Fe Snyder may issue shares of preferred stock in one or more series. Santa Fe Snyder will determine the dividend, voting, conversion and other rights of the series being offered and the terms and conditions relating to its offering and sale at the time of the offer and sale.


     Santa Fe Snyder's board is authorized to designate any series of preferred stock and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of the common stock. There are 3,000,000 shares designated as Series A Junior Participating Preferred Stock. As of June 30, 1999, there were no shares of Series A Junior Participating Preferred Stock outstanding.


     The particular terms of any series of preferred stock being offered by us under this shelf registration will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:

     - the number of shares of the series of preferred stock being offered;

     - the title and liquidation preference per share of that series of the preferred stock;

     - the purchase price of the preferred stock;

     - the dividend rate or method for determining the dividend rate;

     - the dates on which dividends will be paid;

     - whether dividends on that series of preferred stock will be cumulative or non-cumulative and, if cumulative, the dates from which dividends shall commence to accumulate;

     - any redemption or sinking fund provisions applicable to that series of preferred stock;

     - any conversion provisions applicable to that series of preferred stock;
       or

     - any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of preferred stock.

     You should also refer to the certificate of designations relating to the series of the preferred stock for the complete terms of that preferred stock. The certificate of designations for a particular series of preferred stock will be filed with the SEC promptly after the offering of that series of preferred stock.

     The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the applicable prospectus supplement, in the event we liquidate, dissolve or wind up our business, each series of preferred stock will have the same rank as to dividends and distributions as each other series of the preferred stock we may issue in the future. The preferred stock will have no preemptive rights.

     First Chicago Trust Company of New York will be the transfer agent, registrar and dividend disbursement agent for the preferred stock.

STOCKHOLDER RIGHTS AGREEMENT

     Santa Fe Snyder has entered into a stockholder rights agreement, as amended, with First Chicago Trust Company of New York as rights agent. Pursuant to the rights agreement, rights attach to each share of common stock outstanding and entitle the registered holder to purchase from Santa Fe Snyder one one-hundredth of a share of Series A Junior Participating Preferred Stock at a purchase price of $42, which is subject to adjustment as described in the rights agreement. Each share of common stock outstanding has one right attached to it.

     The rights will separate from the common stock upon the earlier of:

     - 10 business days following a public announcement that, subject to certain exceptions, a person or group of affiliated or associated persons, also referred to as an acquiring person, has acquired or obtained the right to acquire beneficial ownership of 15% or more of the outstanding shares of common stock, with the date of this event referred to as the stock acquisition date; or

     - 10 business days or a later date as may be fixed by the board of directors following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of common stock.

     The date of this event is referred to as the distribution date.

     Until the distribution date:

     - the rights will be evidenced by common stock certificates with a copy of a summary of the terms of the rights attached and will be transferred with and only with common stock certificates;

     - new common stock certificates will contain a notation incorporating the rights agreement by reference; and

     - the transfer of any certificates representing outstanding common stock will also constitute the transfer of the rights associated with common stock represented by the certificate.

     The rights will not be exercisable until the distribution date and will cease to be exercisable at the close of business on July 25, 1999, unless this date is extended or unless the rights are earlier redeemed or exchanged by Santa Fe Snyder, as described below.

     If Santa Fe Snyder is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power are sold after a person or group has become a acquiring person, each holder of a right, other than rights beneficially owned by a acquiring person which will be void, will have the right to receive, upon the exercise of the right at the current exercise price of the right, that number of shares of common stock of the acquiring person which at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group of affiliated or associated persons becomes a acquiring person, each holder of a right, other than rights beneficially owned by the acquiring person which will then be void, will have the right to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of the right.

     In general, Santa Fe Snyder may redeem the rights in whole, but not in part, at any time until 10 days following the stock acquisition date, which period may be extended at any time while the rights are still redeemable, at a price of $.01 per right, payable in cash, common stock or other consideration deemed appropriate by the board. Immediately upon the action of the board ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the $.01 per right redemption price.

     Until a right is exercised, the holder of a right will have no rights as a stockholder of Santa Fe Snyder, including the right to vote or to receive dividends, due to his status as a holder of a right.

     Other than reducing the purchase price of the rights, any of the provisions of the rights agreement may be amended by the board prior to the distribution date, without the consent of the holders of the rights, to shorten or lengthen any time period or otherwise. After the distribution date, the provisions of the rights agreement may be amended by the board, without the consent of the holders of the rights, except that:

     - no amendment can be made to reduce the purchase price;

     - no amendment may adversely affect the interests of the holders of the rights; and

     - the redemption right cannot be reinstated.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     Each trust may issue in one or more offerings only one series of trust preferred securities having terms described in its respective prospectus supplement. The declaration of each trust authorizes the administrative trustees to issue on behalf of that trust one series of trust preferred securities. The declaration, as amended in connection with the sale of trust preferred securities, will be qualified as an indenture under the Trust Indenture Act.

     The trust preferred securities will have such terms, including distributions, redemption, voting, conversion, exchange, liquidation rights and such other preferred, deferred or other special rights or such restrictions as are set forth in the declaration or made part of the declaration by the Trust Indenture Act. You may refer to the prospectus supplement relating to the trust preferred securities of the trust for specific terms, including:

     - the distinctive designation of the trust preferred securities;

     - the number of trust preferred securities issued by each trust;

     - the annual distribution rate (or method of determining such rate) for trust preferred securities issued by the trust and the date or dates upon which the distributions are payable;

     - the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;

     - the amount or amounts that will be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

     - the obligation, if any, of the trust to purchase or redeem the trust preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, trust preferred securities will be purchased or redeemed, in whole or in part, pursuant to that obligation;

     - the voting rights, if any, of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, as a condition to specified action or amendments to the declaration of the trust;

     - the terms and conditions, if any, upon which the assets of the trust may be distributed to holders of trust preferred securities;

     - provisions regarding convertibility or exchangeability of the trust preferred securities for capital stock or debt securities of Santa Fe Snyder;

     - if applicable, any securities exchange upon which the trust preferred securities will be listed; and

     - any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities not inconsistent with the declaration of the trust or with applicable law.

     Santa Fe Snyder will guarantee all trust preferred securities offered to the limited extent set forth below under "Description of the Trust Preferred Securities Guarantees."

     Any U.S. federal income tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.

     In connection with the issuance of trust preferred securities, each trust will issue one series of trust common securities. The declaration of each trust authorizes the administrative trustees of the trust to issue on behalf of the trust one series of trust common securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as will be set forth therein. The terms of the trust common securities issued by each trust will be substantially identical to the terms of the trust preferred securities issued by the trust. The trust common securities will rank equally, and payments will be made on the trust common securities pro rata, with the trust preferred securities. However, upon an event of default under the declaration, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in certain limited circumstances, the trust common securities will also carry the right to vote to appoint, remove or replace any of the trustees of a trust. All of the trust common securities of each trust will be directly or indirectly owned by Santa Fe Snyder.

            DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

     A summary of information concerning the trust guarantees which will be executed and delivered by Santa Fe Snyder from time to time for the benefit of the holders of the trust preferred securities is set forth below. Each trust guarantee will be qualified as an indenture under the Trust Indenture Act. The Bank of New York will act as the trust guarantee trustee, or indenture trustee, under each trust guarantee. The terms of each trust guarantee will be those set forth in that trust guarantee and those made part of that trust guarantee by the Trust Indenture Act. The following is a summary of the material terms and provisions of the trust preferred securities guarantees. You should refer to the provisions of the form of trust guarantee and the Trust Indenture Act. Santa Fe Snyder has filed the form of trust guarantee as an exhibit to the registration statement of which this prospectus is a part. Each trust guarantee will be held by the trust guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

GENERAL

     Under each trust guarantee, Santa Fe Snyder will irrevocably and unconditionally agree, to the extent set forth in each applicable trust guarantee, to pay the trust guarantee payments (as defined below) in full to the holders of the trust preferred securities issued by a trust, to the extent not paid by or on behalf of the applicable trust, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert.

     The following payments with respect to trust preferred securities of any trust to the extent not paid by the trust (the trust guarantee payments), will be subject to the related trust guarantee on:

     - any accrued and unpaid distributions required to be paid on the trust preferred securities, to the extent that trust will have funds legally and immediately available for payment;

     - the redemption price, including all accrued and unpaid distributions to the date of redemption, to the extent that trust has funds available therefor, with respect to any trust preferred securities called for redemption by that trust; and

     - upon dissolution, winding-up or termination of that trust (other than in connection with the distribution of the assets of that trust to the holders of trust preferred securities or the redemption of all of the trust preferred securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent that trust has funds available therefor and (b) the amount of assets of that trust remaining available for distribution to holders of that trust preferred securities in liquidation of the trust.

     Santa Fe Snyder's obligation to make a trust guarantee payment may be satisfied by Santa Fe Snyder's direct payment of the required amounts to the holders of the applicable trust preferred securities or by causing the applicable trust to pay such amounts to such holders.

     Each trust guarantee will be a full and unconditional guarantee with respect to the applicable trust preferred securities, but will not apply to any payment of distributions when the applicable trust does not have funds legally and immediately available for such payment. If Santa Fe Snyder does not make interest payments on the subordinated debt securities purchased by a trust, the applicable trust will not pay distributions on the trust preferred securities issued by that trust and will not have funds available for such payment. See "Description of Debt Securities -- Covenants" included in this prospectus.

     Santa Fe Snyder has also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the trust common securities (the trust common securities guarantees) to the same extent as the trust guarantees, except that upon an event of default under the subordinated indenture relating to the subordinated debt securities purchased by that trust, holders of trust preferred securities will have priority over holders of trust common securities with respect to distributions and payments on liquidation, redemption or otherwise.

COVENANTS

     In each trust guarantee, Santa Fe Snyder will covenant that, so long as any trust preferred securities remain outstanding, if any event that would constitute an event of default under the trust guarantee or the declaration of the applicable trust occurs, then Santa Fe Snyder will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make any liquidation payment with respect to, any of its capital stock with certain exceptions. The exceptions include (1) purchases or acquisitions of shares of Santa Fe Snyder common stock in connection with or of its obligations under any employee benefit plans or of its obligations pursuant to any contract or security requiring Santa Fe Snyder to purchase shares of Santa Fe Snyder common stock or, (2) the purchase of fractional interests in shares of Santa Fe Snyder capital stock as a result of a reclassification of Santa Fe Snyder capital stock or the exchange or conversion of one class or series of Santa Fe Snyder capital stock for another class or series of Santa Fe Snyder capital stock or make any guarantee payments with respect to the foregoing. Additionally, Santa Fe Snyder will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities, including guarantees, issued by Santa Fe Snyder which rank equally with or junior to the subordinated debt securities.

MODIFICATION OF THE TRUST GUARANTEES; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities, in which case no vote will be required, each trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities of the applicable trust. The manner of obtaining any such approval of holders of the trust preferred securities will be described in an accompanying prospectus supplement. All guarantees and agreements contained in a trust guarantee will bind the successors, assigns, receivers, trustees and representatives of Santa Fe Snyder and will inure to the benefit of the holders of the trust preferred securities of the applicable trust then outstanding.

TERMINATION

     Each trust guarantee will terminate as to the trust preferred securities of the applicable trust upon the first to occur of:

     - full payment of the redemption price of all trust preferred securities of the applicable trust;

     - distribution of the assets of the trust to the holders of the trust preferred securities of the applicable trust; and

     - full payment of the amounts payable upon liquidation of the trust in accordance with the declaration of the trust.

     Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the trust guarantee.

EVENTS OF DEFAULT

     An event of default under a trust guarantee will occur upon the failure of Santa Fe Snyder to perform any of its payment or other obligations under that trust guarantee.

     The holders of a majority in liquidation amount of the trust preferred securities to which the trust guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trust guarantee trustee in respect of the trust guarantee or to direct the exercise of any trust or power conferred upon the trust guarantee trustee under the trust preferred securities guarantee. If the trust guarantee trustee fails to enforce the trust guarantee, any holder of trust preferred securities relating to the trust guarantee may institute a legal proceeding directly against Santa Fe Snyder to enforce the trust guarantee trustee's rights under the trust guarantee, without first instituting a legal proceeding against the relevant trust, the trust guarantee trustee or any other person or entity. However, if Santa Fe Snyder has failed to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against Santa Fe Snyder for enforcement of the trust guarantee for such payment. Santa Fe Snyder waives any right or remedy to require that any action be brought first against the trust or any other person or entity before proceeding directly against Santa Fe Snyder.

STATUS OF THE TRUST GUARANTEES

     The trust guarantees will constitute unsecured obligations of Santa Fe Snyder and will rank

     - subordinate and junior in right of payment to all other liabilities of Santa Fe Snyder, except those obligations or liabilities made equal in priority or subordinate by their terms;

     - equally with the most senior preferred or preference stock that may be issued by Santa Fe Snyder and with any guarantee that may be entered into by Santa Fe Snyder in respect of any preferred or preference stock of any affiliate of Santa Fe Snyder; and

     - senior to the Santa Fe Snyder common stock.

     The terms of the trust preferred securities provide that each holder of trust preferred securities of the applicable trust, by acceptance thereof, agrees to the subordination provisions and other terms of the trust guarantee relating to the applicable trust preferred securities.

     The trust guarantees will constitute a guarantee of payment and not of collection. Accordingly, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the trust guarantee without instituting a legal proceeding against any other person or entity.

INFORMATION CONCERNING THE TRUST GUARANTEE TRUSTEE


     Prior to the occurrence of a default with respect to a trust guarantee and after the curing or waiving of all events of default with respect to that trust guarantee, the trust guarantee trustee undertakes to perform only those duties as are specifically set forth in that trust guarantee. In case an event of default has occurred and has not been cured or waived, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to these provisions, the trust guarantee trustee is under no obligation to exercise any of the powers vested in it by a trust guarantee at the request of any holder of trust preferred securities, unless offered indemnity against the costs, expenses and liabilities which might be incurred thereby satisfactory to the trust guarantee trustee.

     Santa Fe Snyder and certain of its affiliates may, from time to time, maintain a banking relationship with the trust guarantee trustee.

GOVERNING LAW

     The trust guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
              THE SUBORDINATED DEBT SECURITIES AND THE GUARANTEES

     As long as Santa Fe Snyder makes payments of interest and other payments when due on the subordinated debt securities, those payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

     - the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate stated liquidation preference of the trust securities;

     - the interest rate and interest and other payment dates of the subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

     - Santa Fe Snyder will pay for all and any costs, expenses and liabilities of the trusts except the trusts' obligations to holders of the trust preferred securities under the trust preferred securities of the trusts; and

     - the declaration of each trust further provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

     Payments of distributions and other amounts due on the trust preferred securities of a trust, to the extent the trust has funds available for the payment of such distributions, are irrevocably guaranteed by Santa Fe Snyder as and to the extent set forth under "Description of the Trust Preferred Securities Guarantees." Taken together, Santa Fe Snyder's obligations under the subordinated debt securities, the subordinated indenture, the declarations of the trusts and the trust guarantees provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each of the trust's obligations under the trust preferred securities. If and to the extent that Santa Fe Snyder does not make payments on the subordinated debt securities, the trusts will not pay distributions or other amounts due on the trust preferred securities. The trust guarantees do not cover payment of distributions when the applicable trust does not have sufficient funds to pay such distributions. In such event, the remedies of a holder of the trust preferred securities of the trust are described herein under "Description of the Trust Preferred Securities Guarantees -- Events of Default." The obligations of Santa Fe Snyder under the trust guarantees are unsecured and are subordinate and junior in right of payment to all other liabilities of Santa Fe Snyder.

     Notwithstanding anything to the contrary in the subordinated indenture and to the extent set forth in the subordinated indenture, Santa Fe Snyder has the right to set-off any payment it is otherwise required to make under the subordinated indenture with and to the extent Santa Fe Snyder has theretofore made, or is concurrently on the date of such payment making, a payment under a trust guarantee.

     A holder of trust preferred securities of a trust may institute a legal proceeding directly against Santa Fe Snyder to enforce its rights under the trust guarantee with respect to the trust without first instituting a legal proceeding against the trust guarantee trustee, the trust or any other person or entity.

     The trust preferred securities of a trust evidence a beneficial interest in the trust. The trusts exist for the sole purpose of issuing the trust securities and investing the proceeds of such issuance in subordinated debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of subordinated debt securities is that a holder of subordinated debt securities is entitled to receive from Santa Fe Snyder the principal amount of and interest accrued on subordinated debt securities held, while a holder of trust preferred securities is entitled to receive distributions from a trust, or from Santa Fe Snyder under the trust guarantee, if and to the extent the trust has funds available for the payment of such distributions.

     Upon any voluntary or involuntary termination, winding-up or liquidation of a trust involving the liquidation of the subordinated debt securities, the holders of the trust preferred securities of the trust will be entitled to receive, out of assets held by the trust and after satisfaction of liabilities to creditors of the trust as provided by applicable law, the liquidation distribution in cash. See "Description of Trust Preferred Securities." Upon any voluntary or involuntary liquidation or bankruptcy of Santa Fe Snyder, the property trustees of a trust, as holder of the subordinated debt securities of the trust, would be a subordinated creditor of Santa Fe Snyder, subordinated in right of payment to all senior debt of Santa Fe Snyder, but entitled to receive payment in full of principal and interest, before any stockholders of Santa Fe Snyder receive payments or distributions. Since Santa Fe Snyder is the guarantor under the trust guarantees and has agreed to pay for all costs, expenses and liabilities of the trusts other than the trusts' obligations to the holders of the trust preferred securities, the positions of a holder of trust preferred securities and a holder of subordinated debt securities relative to other creditors and to shareholders of Santa Fe Snyder in the event of liquidation or bankruptcy of Santa Fe Snyder would be substantially the same.

     A default or event of default under any senior debt of Santa Fe Snyder will not constitute a default or event of default under the subordinated indenture. However, in the event of payment defaults under, or acceleration of, senior debt of Santa Fe Snyder, the subordination provisions of the subordinated indenture provide that no payments may be made in respect of the subordinated debt securities until senior debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the subordinated debt securities would constitute an event of default under the subordinated indenture with respect thereto.

                                 LEGAL OPINIONS

     The legality of the securities will be passed upon for us by Andrews & Kurth L.L.P., Houston, Texas. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

                                    EXPERTS


     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/A of Santa Fe Energy Resources, Inc. for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The financial statements incorporated in this prospectus by reference to Snyder Oil Corporation's Annual Report on Form 10-K/A, for the year ended December 31, 1998, have been so incorporated in reliance on the report of Arthur Andersen LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, are as follows:

Securities and Exchange Commission Registration Fee.........  $139,000
*Legal Fees and Expenses....................................    50,000
*Accountants' Fees and Expenses.............................   100,000
*Trustee's Fees and Expenses................................    10,000
*Printing and Engraving Expenses............................   200,000
*Rating Agency Fees.........................................    10,000
*State Qualification Expenses (including legal fees)........     4,000
*Miscellaneous..............................................     7,000
                                                              --------
          Total.............................................  $520,000
                                                              ========

---------------

* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS OF SANTA FE SNYDER
CORPORATION.

     Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

     Article NINTH of Santa Fe Snyder's Restated Certificate of Incorporation states that:

     "No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article NINTH shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article NINTH shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any facts or omissions of such director occurring prior to such amendment or repeal. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended."

     Article VI of Santa Fe Snyder's Bylaws further provides that Santa FeSnyder shall indemnify its officers, directors, employees and agents to the fullest extent permitted by law. Pursuant to such provision, Santa Fe Snyder has entered into agreements with various of its officers, directors and employees which provide for indemnification of such persons.

     In addition, Santa Fe Snyder and certain other persons may be entitled under agreements entered into with agents or underwriters to indemnification by such agents or underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which Santa Fe Snyder or such persons may be required to make in respect thereof.

INDEMNIFICATION OF TRUSTEES OF SFS CAPITAL TRUST I AND SFS CAPITAL TRUST II

     The declaration of each trust, as amended and restated in connection with any offer and sale of preferred stock of the trust, will provide that no administrative trustee, or affiliate of any administrative trustee, or officer, director, shareholder, member, partner, employee, representative or agent of any administrative trustee or of any such affiliate, or employee or agent of the trust or its affiliates (each an indemnified person) shall be liable, responsible or accountable in damages or otherwise to the trust or any employee or agent of the trust or its affiliates for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such indemnified person in good faith on behalf of the trust and in a manner such indemnified person reasonably believed to be within the scope of the authority conferred on such indemnified person by such declaration, as amended, or by law, except that an indemnified person shall be liable for any such loss, damage or claim incurred by reason of such indemnified person's gross negligence or willful misconduct with respect to such act or omission.

     The declaration will also provide that to the fullest extent permitted by applicable law, Santa Fe Snyder shall indemnify and hold harmless each indemnified person from and against any loss, damage or claim incurred by such indemnified person by reason of any act or omission performed or omitted by such indemnified person in good faith on behalf of the trust and in a manner such indemnified person reasonably believed to be within the scope of authority conferred on such indemnified person by the declaration, except that no indemnified person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such indemnified person by reason of gross negligence or willful misconduct with respect to such act or omission.

     The declaration will further provide that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an indemnified person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by Santa Fe Snyder prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall be determined that the indemnified person is not entitled to be indemnified for the underlying cause of action as authorized by such declaration.

ITEM 16. LIST OF EXHIBITS.


        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
          1.1            -- Underwriting Agreement dated as of June 10, 1999 between
                            Santa Fe Snyder and the underwriters listed therein
                            relating to Santa Fe Snyder's 8.05% Senior Notes due 2004
                            (filed as Exhibit 1.1 to Santa Fe Snyder's Current Report
                            on Form 8-K filed on June 15, 1999 and incorporated by
                            reference herein).
         *1.2            -- Form of Equity Securities Underwriting Agreement.
         *1.3            -- Form of Trust Preferred Securities Underwriting
                            Agreement.
          4.1.1          -- Senior Indenture dated as of June 1, 1999 between Santa
                            Fe Snyder and The Bank of New York, as Trustee, relating
                            to Santa Fe Snyder's senior debt securities (including
                            form of senior debt security) (filed as Exhibit 4.1 to
                            Santa Fe Snyder's Current Report on Form 8-K filed on
                            June 15, 1999 and incorporated by reference herein).
          4.1.2          -- First Supplemental Indenture relating to Santa Fe
                            Snyder's 8.05% Senior Notes due 2004, dated as of June
                            14, 1999 to Senior Indenture dated as of June 1, 1999
                            between Santa Fe Snyder and The Bank of New York, as
                            Trustee, including the form of 8.05% Senior Notes due
                            2004 (filed as Exhibit 4.2 to Santa Fe Snyder's Current
                            Report on Form 8-K filed on June 15, 1999 and
                            incorporated by reference herein).
         *4.2            -- Form of Subordinated Indenture (including form of
                            Subordinated Debt Security).
          4.3            -- Certificate of Trust of SFS Capital Trust I.
          4.4            -- Declaration of Trust of SFS Capital Trust I dated as of
                            May 11, 1999.
          4.5            -- Certificate of Trust of SFS Capital Trust II.
          4.6            -- Declaration of Trust of SFS Capital Trust II dated as of
                            May 11, 1999.
         *4.7            -- Form of Trust Preferred Securities Guarantee Agreement to
                            be issued by Santa Fe Snyder (Agreements for SFS Capital
                            Trust I and SFS Capital Trust II are substantially
                            identical except for names and dates).
          4.8            -- Restated Certificate of Incorporation of Santa Fe Snyder,
                            as amended on May 5, 1999 (filed as Exhibit 3.1 to Santa
                            Fe Snyder's Registration Statement on Form 8-A/A filed on
                            May 11, 1999 and incorporated by reference herein).

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
          4.9            -- Bylaws of Santa Fe Snyder, as amended September 1, 1998 and May 5, 1999 (filed as Exhibit 3.2 to Santa Fe
                            Snyder's Registration Statement on Form 8-A/A filed on
                            May 11, 1999 and incorporated by reference herein).
          4.10           -- Rights Agreement dated as of March 3, 1997, between Santa
                            Fe and First Chicago Trust Company of New York, as Rights
                            Agent (incorporated by reference to Exhibit 1 to Santa
                            Fe's Registration Statement on Form 8-A filed February
                            28, 1997).
          4.11           -- First Amendment to Rights Agreement dated May 5, 1999
                            between Santa Fe and First Chicago Trust of New York, as
                            Rights Agent (filed as Exhibit 3.3 to Santa Fe Snyder's
                            Registration Statement on Form 8-A/A filed on May 11,
                            1999 and incorporated by reference herein).
          4.12           -- Indenture dated as of June 10, 1997 between Snyder Oil
                            Corporation and Texas Commerce Bank National Association
                            relating to Snyder Oil Corporation's 8 3/4% Senior
                            Subordinated Notes due 2007 (incorporated by reference
                            from Exhibit 4.1 to Snyder Oil Corporation's Current
                            Report on Form 8-K dated June 10, 1997 (File No.
                            1-10509)).
          4.13           -- First Supplemental Indenture dated as of June 10, 1997 to
                            Indenture dated as of June 10, 1997 (incorporated by
                            reference from Exhibit 4.2 to Snyder Oil Corporation's
                            Current Report on Form 8-K dated June 10, 1997 (File No.
                            1-10509)).
          4.14           -- Second Supplemental Indenture dated as of June 10, 1997 to Indenture dated as of June 10, 1997 (incorporated by
                            reference from Exhibit 4.3 to Snyder Oil Corporation's
                            Current Report on Form 8-K dated June 10, 1997 (File No.
                            1-10509)).
          5.1.1          -- Opinion of Andrews & Kurth L.L.P. with respect to
                            legality of the 8.05% Senior Notes due 2004 (filed as
                            Exhibit 5.1 to Santa Fe Snyder's Current Report on Form
                            8-K filed on June 15, 1999 and incorporated herein by
                            reference).
         *5.1.2          -- Opinion of Andrews & Kurth L.L.P. with respect to
                            legality of the securities.
         *5.2            -- Opinion of Potter Andersen & Corroon LLP as to the
                            legality of the Trust Preferred Securities.
         *8.1            -- Opinion of Andrews & Kurth L.L.P. as to federal income
                            tax matters.
         12.1            -- Computation of Ratio of Earnings to Fixed Charges and
                            Ratio of Earnings to Combined Fixed Charges and Preferred
                            Stock Dividend Requirements.
         12.2            -- Computation of Pro Forma Ratio of Earnings to Fixed
                            Charges After Adjustment for Issuance of Debentures and
                            Computation of Supplemental Pro Forma Ratio of Earnings
                            to Fixed Charges After Adjustment for Issuance of
                            Debentures (filed as Exhibit 12.1 to Santa Fe Snyder's
                            Current Report on Form 8-K filed on June 15, 1999 and
                            incorporated herein by reference).
         23.1            -- Consent of Andrews & Kurth L.L.P. (included as part of
                            Exhibits 5.1.1, 5.1.2 and 8.1).

        EXHIBIT                                  DESCRIPTION
        -------                                  -----------
         23.2            -- Consent of Potter Andersen & Corroon LLP (included as
                            part of Exhibit 5.2).
       **23.3            -- Consent of Arthur Andersen L.L.P.
       **23.4            -- Consent of PricewaterhouseCoopers LLP.
       **23.5            -- Consent of Netherland, Sewell & Associates, Inc.
       **23.6            -- Consent of Ryder Scott Company Petroleum Engineers.
         24.1            -- Power of Attorney of Directors and Officers of the
                            Registrant (included on Registration Statement Signature
                            Page).
         25.1            -- Form T-1 Statement of Eligibility of Trustee for the
                            Senior Debt Securities (filed as Exhibit 25.1 to Santa Fe
                            Snyder's Current Report on Form 8-K filed on June 15,
                            1999 and incorporated herein by reference).
        *25.2            -- Form T-1 Statement of Eligibility of Trustee for the
                            Subordinated Debt Securities.


---------------

 * To be filed as an exhibit to Santa Fe Snyder's Current Report on Form 8-K in connection with a specific offering.

** Filed herewith.

ITEM 17. UNDERTAKINGS.

     The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses
     (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by Santa Fe Snyder pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Santa Fe Snyder's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act of 1939.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each of the Registrants pursuant to the provisions of Item 15. of this Registration Statement, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Santa Fe Snyder of expenses incurred or paid by a director, officer or controlling person of each of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy, as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 7, 1999.


                                            SANTA FE SNYDER CORPORATION


                                            By:     /s/ DAVID L. HICKS

                                              ----------------------------------

                                                        David L. Hicks


                                                     Vice President - Law


                                                     and General Counsel


                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on July 7, 1999.



                      SIGNATURE                                        TITLE
                      ---------                                        -----

                          *                            Chairman of the Board and Director
-----------------------------------------------------
                   John C. Snyder

                          *                            Chief Executive Officer and Director
-----------------------------------------------------    (Principal Executive Officer)
                   James L. Payne

                          *                            Executive Vice President and Chief
-----------------------------------------------------    Financial Officer (Principal
                   Mark A. Jackson                       Financial Officer)

                          *                            Vice President and Controller
-----------------------------------------------------    (Principal Accounting Officer)
                  Michael S. Wilkes

                          *                            Director
-----------------------------------------------------
                 William E. Greehey

                          *                            Director
-----------------------------------------------------
                    John A. Hill

                          *                            Director
-----------------------------------------------------
                   Melvyn N. Klein

                          *                            Director
-----------------------------------------------------
                Harold R. Logan, Jr.

                          *                            Director
-----------------------------------------------------
                  Allan V. Martini

                      SIGNATURE                                        TITLE
                      ---------                                        -----

                          *                            Director
-----------------------------------------------------
                 James E. McCormick

                          *                            Director
-----------------------------------------------------
                 Reuben F. Richards

                          *                            Director
-----------------------------------------------------
                   Edward T. Story

                          *                            Director
-----------------------------------------------------
                 Kathryn D. Wriston



*By:      /s/ DAVID L. HICKS

     -------------------------------

             David L. Hicks


            Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, SFS Capital Trust I certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on July 7, 1999.


                                            SFS Capital Trust I

                                            By: Santa Fe Snyder Corporation, as
                                            Sponsor


                                            By:     /s/ DAVID L. HICKS

                                              ----------------------------------

                                                Vice President -- Law and
                                                General Counsel



     Pursuant to the requirements of the Securities Act of 1933, as amended, SFS Capital Trust II certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on July 7, 1999.


                                            SFS Capital Trust II

                                            By: Santa Fe Snyder Corporation, as
                                            Sponsor


                                            By:     /s/ DAVID L. HICKS

                                              ----------------------------------

                                                Vice President -- Law and
                                                General Counsel

                                 EXHIBIT INDEX



        EXHIBIT                                    DESCRIPTION
        -------                                    -----------
           1.1             -- Underwriting Agreement dated as of June 10, 1999 between
                              Santa Fe Snyder and the underwriters listed therein
                              relating to Santa Fe Snyder's 8.05% Senior Notes due 2004
                              (filed as Exhibit 1.1 to Santa Fe Snyder's Current Report
                              on Form 8-K filed on June 15, 1999 and incorporated by
                              reference herein).
          *1.2             -- Form of Equity Securities Underwriting Agreement.
          *1.3             -- Form of Trust Preferred Securities Underwriting
                              Agreement.
           4.1.1           -- Senior Indenture dated as of June 1, 1999 between Santa
                              Fe Snyder and The Bank of New York, as Trustee, relating
                              to Santa Fe Snyder's senior debt securities (including
                              form of senior debt security) (filed as Exhibit 4.1 to
                              Santa Fe Snyder's Current Report on Form 8-K filed on
                              June 15, 1999 and incorporated by reference herein).
           4.1.2           -- First Supplemental Indenture relating to Santa Fe
                              Snyder's 8.05% Senior Notes due 2004 dated as of June 14,
                              1999 to Senior Indenture dated as of June 1, 1999 between
                              Santa Fe Snyder and The Bank of New York, as Trustee,
                              including the form of 8.05% Senior Notes due 2004 (filed
                              as Exhibit 4.2 to Santa Fe Snyder's Current Report on
                              Form 8-K filed on June 15, 1999 and incorporated by
                              reference herein).
          *4.2             -- Form of Subordinated Indenture (including form of
                              Subordinated Debt Security).
           4.3             -- Certificate of Trust of SFS Capital Trust I.
           4.4             -- Declaration of Trust of SFS Capital Trust I dated as of
                              May 11, 1999.
           4.5             -- Certificate of Trust of SFS Capital Trust II.
           4.6             -- Declaration of Trust of SFS Capital Trust II dated as of
                              May 11, 1999.
          *4.7             -- Form of Trust Preferred Securities Guarantee Agreement to
                              be issued by Santa Fe Snyder (Agreements for SFS Capital
                              Trust I and SFS Capital Trust II are substantially
                              identical except for names and dates).
           4.8             -- Restated Certificate of Incorporation of Santa Fe Snyder,
                              as amended on May 5, 1999 (filed as Exhibit 3.1 to Santa
                              Fe Snyder's Registration Statement on Form 8-A/A filed on
                              May 11, 1999 and incorporated by reference herein).
           4.9             -- Bylaws of Santa Fe Snyder, as amended September 1, 1998 and May 5, 1999 (filed as Exhibit 3.2 to Santa Fe
                              Snyder's Registration Statement on Form 8-A/A filed on
                              May 11, 1999 and incorporated by reference herein).
           4.10            -- Rights Agreement dated as of March 3, 1997, between Santa
                              Fe and First Chicago Trust Company of New York, as Rights
                              Agent (incorporated by reference to Exhibit 1 to Santa
                              Fe's Registration Statement on Form 8-A filed February
                              28, 1997).
           4.11            -- Amendment No. 1 to Rights Agreement dated May 5, 1999
                              between Santa Fe and First Chicago Trust of New York, as
                              Rights Agent (filed as Exhibit 3.3 to Santa Fe Snyder's
                              Registration Statement on Form 8-A/A filed on May 11,
                              1999 and incorporated by reference herein).
           4.12            -- Indenture dated as of June 10, 1997 between Snyder Oil
                              Corporation and Texas Commerce Bank National Association
                              relating to Snyder Oil Corporation's 8 3/4% Senior
                              Subordinated Notes due 2007 (incorporated by reference
                              from Exhibit 4.1 to Snyder Oil Corporation's Current
                              Report on Form 8-K dated June 10, 1997 (File No.
                              1-10509)).

        EXHIBIT                                    DESCRIPTION
        -------                                    -----------
           4.13            -- First Supplemental Indenture dated as of June 10, 1997 to
                              Indenture dated as of June 10, 1997 (incorporated by
                              reference from Exhibit 4.2 to Snyder Oil Corporation's
                              Current Report on Form 8-K dated June 10, 1997 (File No.
                              1-10509)).
           4.14            -- Second Supplemental Indenture dated as of June 10, 1997 to Indenture dated as of June 10, 1997 (incorporated by
                              reference from Exhibit 4.3 to Snyder Oil Corporation's
                              Current Report on Form 8-K dated June 10, 1997 (File No.
                              1-10509)).
           5.1.1           -- Opinion of Andrews & Kurth L.L.P. with respect to
                              legality of the 8.05 Senior Notes due 2004 (filed as
                              Exhibit 5.1 to Santa Fe Snyder's Current Report on Form
                              8-K filed on June 15, 1999 and incorporated herein by
                              reference).
          *5.1.2           -- Opinion of Andrews & Kurth L.L.P. with respect to
                              legality of the securities.
          *5.2             -- Opinion of Potter Andersen & Corroon LLP as to the
                              legality of the Trust Preferred Securities.
          *8.1             -- Opinion of Andrews & Kurth L.L.P. as to federal income
                              tax matters.
          12.1             -- Computation of Ratio of Earnings to Fixed Charges and
                              Ratio of Earnings to Combined Fixed Charges and Preferred
                              Stock Dividend Requirements.
          12.2             -- Computation of Pro Forma Ratio of Earnings to Fixed
                              Charges After Adjustment for Issuance of Debentures and
                              Computation of Supplemental Pro Forma Ratio of Earnings
                              to Fixed Charges After Adjustment for Issuance of
                              Debentures (filed as Exhibit 12.1 to Santa Fe Snyder's
                              Current Report on Form 8-K filed on June 15, 1999 and
                              incorporated herein by reference).
          23.1             -- Consent of Andrews & Kurth L.L.P. (included as part of
                              Exhibits 5.1.1, 5.1.2 and 8.1).
          23.2             -- Consent of Potter Andersen & Corroon LLP (included as
                              part of Exhibit 5.2).
        **23.3             -- Consent of Arthur Andersen L.L.P.
        **23.4             -- Consent of PricewaterhouseCoopers LLP.
        **23.5             -- Consent of Netherland, Sewell & Associates, Inc.
        **23.6             -- Consent of Ryder Scott Company Petroleum Engineers.
          24.1             -- Power of Attorney of Directors and Officers of the
                              Registrant (included on Registration Statement Signature
                              Page).
         *25.1             -- Form T-1 Statement of Eligibility of Trustee for the
                              Senior Debt Securities (filed as Exhibit 25.1 to Santa Fe
                              Snyder's Current Report on Form 8-K filed on June 15,
                              1999 and incorporated herein by reference).
         *25.2             -- Form T-1 Statement of Eligibility of Trustee for the
                              Subordinated Debt Securities.


---------------

 * To be filed as an exhibit to Santa Fe Snyder's Current Report on Form 8-K in connection with a specific offering.

** Filed herewith.